Exhibit 99.2

GEOPARK LIMITED
NON-EXECUTIVE DIRECTOR PLAN

SECTION 1.  Purpose.  The purpose of the GeoPark Limited Non-Executive Director Plan (the “Plan”) is to motivate and reward those directors who are expected to contribute significantly to the success of GeoPark Limited, incorporated in Bermuda (together with its subsidiaries, the “Company”), to perform at the highest level and to further the best interests of the Company and its shareholders.

SECTION 2.  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

(a)  “Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee.

(b)  “Award” means any RSU, Share Award or Other Share-Based Award granted under the Plan.

(c)  “Award Agreement” means any agreement, contract or other instrument or document, whether provided in writing or electronically, evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)  “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e)  “Beneficiary” means a person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death.  If no such person is named by a Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f)  “Board” means the board of directors of the Company.

(g)  “Change of Control” means the occurrence of any one or more of the following events:

(i)  any Person, other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii)  at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or

(iii)  the consummation of (A) a merger, consolidation or amalgamation of the Company or any of its subsidiaries with any other corporation or entity, other than a merger, consolidation or amalgamation that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or amalgamation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger, consolidation or amalgamation, or (B) any sale, lease, exchange or other transfer to any Person of assets of the Company and/or any of its subsidiaries, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

(h)  “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder.  Any reference to a provision in the Code shall include any successor provision thereto.

(i)  “Committee” means the Remuneration Committee of the Board or such other committee as may be designated by the Board.  If the Board does not designate the Committee, references herein to the “Committee” shall refer to the Board.

(j)  “Effective Date” means the date on which the Plan is adopted by the Board.

(k)  “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder.  Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(l)  “Fair Market Value” means (i) with respect to Shares, (x) the average of the high and low prices reported for the Shares on the date in question (or, if there is no reported sale on such date, on the first day immediately following the date in question on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, or (y) if Shares are not so quoted or traded, fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(m)  “Non-Executive Director” means any member of the Company’s Board of Directors who is not also employed by the Company or one of its subsidiaries.

(n)  “Other Share-Based Award” means an Award granted pursuant to Section 8.

(o)  “Participant” means the recipient of an Award granted under the Plan.

(p)  “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

(q)   “RSU” means a contractual right granted pursuant to Section 6 that is denominated in Shares.  Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof.  Awards of RSUs may include the right to receive dividend equivalents.

(r)   “Settlement Price” means the amount a Participant must pay upon the vesting of an RSU in order to receive the Shares underlying the RSU.

(s)  “Shares” means the Company’s common shares.

(t)  “Share Award” means an Award granted pursuant to Section 7.

(u)  “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(v)  “Termination of Service” means, the date on which the performance of services for the Company or an Affiliate has ended;

SECTION 3.  Eligibility.

(a)  Any Non-Executive Director shall be eligible to be selected to receive an Award under the Plan, to the extent an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b)  Holders of equity compensation awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

SECTION 4.  Administration.

(a)  Administration of the Plan.  The Plan shall be administered by the Committee.  All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders and Participants and any

Beneficiaries thereof.  The Committee may issue rules and regulations for administration of the Plan.  It shall meet at such times and places as it may determine.

(b)  Composition of Committee.  To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Shares are quoted or traded.  The Board may designate one or more Directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee.  To the extent permitted by applicable law, the Committee may delegate to another committee of the Board (which may consist of solely one Director) the authority to grant Awards, in accordance with the law.

(c)  Authority of Committee.  Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

SECTION 5.  Shares Available for Awards.

(a)  Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 180,000 Shares.

(b)  Any Shares subject to an Award (other than a Substitute Award), that expires, is canceled, forfeited or otherwise terminates without the delivery of such Shares, including (i) the number of Shares surrendered or withheld in payment of any grant, purchase, exercise or hurdle price of an Award or taxes related to an Award (other than Shares already issued and surrendered for payment of taxes) and (ii) any Shares subject to an Award to the extent that Award is settled without the issuance of Shares, shall again be, or shall become, available for issuance under the Plan.

(c)  In the event that the Committee determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split, reverse share split, reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust equitably:

(i)  the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(a);

(ii)  the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii)  the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

SECTION 6.   RSUs.  The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, including performance conditions, if any, as the Committee shall determine; provided they are not inconsistent with the provisions of the Plan:

(a)  The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b)  RSUs shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)  A grantee of RSUs shall not have the right to vote or other rights of a shareholder with respect to Shares subject to such RSUs until the grantee holds the underlying Shares unencumbered.

(d)  Unless otherwise determined by the Committee, an amount equivalent to any dividends declared on a Share will be credited with respect to an Award of RSUs and will be paid out in cash or Shares, as determined by the Committee, upon the vesting of the applicable RSU.

(e)  The Award Agreement shall specify the Settlement Price, if any, for Shares to be paid by a Participant upon the vesting of such Participant’s RSUs.

SECTION 7.  Share Awards.  The Committee is authorized to grant Share Awards to Participants in the form of Shares, which may be immediately vested.

(a)  A grantee of a Share Award shall have the right to vote, receive dividends or other rights of a shareholder with respect to the Shares received pursuant to the Share Award.

(b)  Shares granted pursuant to Share Awards shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)  Any Share granted pursuant to a Share Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates.  In the event any stock certificate is issued in respect of Shares granted pursuant to Share Awards, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Share Award.

(d)  The Committee may provide in an Award Agreement that a Share Award is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code.  If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Share Award, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

SECTION 8.  Other Share-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including options, restricted shares, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.  The Committee shall determine the terms and conditions of such Awards.  Shares delivered pursuant to an

Award in the nature of a purchase right granted under this Section 8 shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, or any combination thereof, as the Committee shall determine.  Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 8.

SECTION 9.  Effect of Termination of Service or a Change of Control on Awards.

(a)  The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances under which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited, including by way of repurchase by the Company, in the event of a Participant’s Termination of Service prior to the exercise or settlement of such Award.

(b)  Notwithstanding anything to the contrary, unless otherwise specified in an Award Agreement, upon a Change of Control, any restrictions and limitations applicable to any Award outstanding at such time shall lapse and such Awards shall be deemed fully vested and shall be immediately settled; provided, however, that if an Award is already vested and its settlement has been deferred, the settlement of the Award shall not be accelerated in the event of a Change of Control unless such acceleration is allowed under Sections 409A and 457A of the Code.

SECTION 10.  General Provisions Applicable to Awards.

(a)  Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)  Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company.  Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c)  Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.  Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)  Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 10(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative.  The provisions of this Section 10(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)  A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee, in its sole discretion, by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)  All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)  The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

SECTION 11.  Amendments and Termination.

(a)  Amendment or Termination of Plan.  Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 18 of the Plan.  Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

(b)  Dissolution or Liquidation.  In the event of the dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c)  Terms of Awards.  The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 18 of the Plan.  The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 12.  Miscellaneous.

(a)  No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or Beneficiaries of Awards under the Plan.  The terms and conditions of Awards need not be the same with respect to each recipient.  Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants.  The Company, in its sole discretion, maintains the right to make available future grants under the Plan.  Unless stated herein, no Participant or other person shall acquire any rights, remedies, benefits or obligations.

(b)  The grant of an Award shall not be construed as giving a Participant the right to continue to provide services to, the Company or any Affiliate.  Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties.  The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as expressly set forth in the applicable Award Agreement.

(c)  Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)  The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided that if the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Company shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for applicable tax purposes, including payroll taxes.

(e)  If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f)  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g)  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

SECTION 13.  No Obligation to Report.  Neither the Company nor the Committee shall have any obligation to notify Participants (or their personal representatives, as the case may be) of the forthcoming expiration of an Award or provide other reports to Participants as to the status of their Awards.

SECTION 14.  Effective Date of the Plan.  The Plan shall be effective as of the Effective Date.

SECTION 15.  Data Privacy.  The Company, any Affiliate and Committee may collect, process, transmit and store, in any form whatsoever, any data of a professional or personal nature described in the Plan, the Award Agreement and any other grant or plan administration materials by and among, as applicable, the Company or any Affiliate that is necessary, in the discretion of the Company or any Affiliate, for the purposes of implementing, administering and managing the Participant’s participation in the Plan.  The Company and any Affiliate may share such information with any third party in any country, including any trustee, registrar, administrative agent, broker, stock plan service provider or any other person assisting the Company with the implementation, administration, and management of the Awards and the Plan.  The Company, any Affiliate, the Committee and any possible recipients described herein may receive, possess, use, retain and transfer the data in electronic or other form, for the sole purpose described herein.  The Participant may refuse to provide consent or authorization, or may withdraw such consent or authorization, regarding the matters described in this Section 15; provided, however, that such refusal or withdrawal may affect the Participant’s ability to participate in the Plan.

SECTION 16.  Term of the Plan.  No Award shall be granted under the Plan after the earliest to occur of (i) the ten year anniversary of the Effective Date; provided that to the extent permitted by the listing rules of any stock exchange on which the Company is listed, such ten-year term may be extended indefinitely so long as the maximum number of Shares available for issuance under the Plan have not been issued; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 11(a).  However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

SECTION 17.  Local Modifications.  The Committee may modify the terms of any Award under the Plan in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.  An Award may be modified under this Section 17 in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation.

SECTION 18.  Cancellation or “Clawback” of Awards. The Company may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to a Participant.

SECTION 19.  Sections 409A and 457A of the Code.  In the case any Participant is subject to U.S. taxation, with respect to Awards subject to Section 409A of the Code (“Section 409”) or Section 457A of the Code (“Section 457A”), the Plan is intended to comply with the requirements of Section 409A and Section 457A, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A and Section 457A, and the Plan shall be operated accordingly.  If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.  Notwithstanding anything else in the Plan, if the Board considers a Participant to be a “specified employee” under Section 409A at the time of such Participant’s “separation from service” (as defined in Section 409A) and the amount hereunder is “deferred compensation” subject to Section 409A, any distribution that otherwise would be made to such Participant with respect to this Award as a result of such termination shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A.  The Company does not guarantee that this Plan, any Awards or any payments with respect thereto are in compliance with Section 409A or Section 457A.

SECTION 20.  Governing Law.  The Plan and each Award Agreement shall be governed by the laws of Bermuda, without application of the conflicts of law principles thereof.  Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be subject to the exclusive jurisdiction of courts located in Hamilton, Bermuda.